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                                                               Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Coast Dental Services, Inc. on Form S-1 of our report relating to the financial statements of Coast Dental Services, Inc. dated November 12, 1996, our report relating to the combined financial statements of Richard J. Shawn DMD, P.A. dated October 7, 1996, and our report relating to the combined financial statements of Seminole Dental Center dated November 1, 1996 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Tampa, Florida

December 5, 1996